Exhibit 99.1

MONTHLY FINANCIAL REPORT FOR BUSINESS

FOR THE PERIOD BEGINNING: 10/01/03 AND ENDING: 10/31/03

Name of Debtor: Fortune Financial, Inc. Case Number 03-2026-3F1

Date of Petition 2/28/03

	CURRENT MONTH	CUMULATIVE PETITION TO DATE
1. CASH AT BEGINNING OF PERIOD	21,628.96	23,349.54
2. RECEIPTS:		
A. Cash Sales	0.00	0.00
Less: Cash Refunds	0.00	0.00
Net Cash Sales	0.00	0.00
B. Collection on Postpetition A/R	0.00	0.00
C. Collection on Prepetition A/R	0.00	0.00
D. Other Receipts (Attach List) (If you receive rental income, you must attach a rent roll.)	0.00	18.56
3. TOTAL RECEIPTS	0.00	18.56
4. TOTAL CASH AVAILABLE FOR OPERATIONS (Line 1 + Line 3)	21,628.96	23,368.10
5. DISBURSEMENTS		
A. U.S. Trustee Quarterly Fees	250.00	500.00
B. Net Payroll	0.00	0.00
C. Payroll Taxes Paid	0.00	0.00
D. Sales and Use Taxes	0.00	0.00
E. Other Taxes	0.00	0.00
F. Rent	0.00	0.00
G. Other Leases (Attachment 2)	0.00	0.00
H. Telephone	0.00	0.00
I. Utilities	0.00	0.00
J. Travel & Entertainment	0.00	0.00
K. Vehicle Expenses	0.00	0.00
L. Office Supplies	0.00	0.00
M. Advertising	0.00	0.00
N. Insurance (Attachment 7)	0.00	0.00
O. Purchases of Fixed Assets (Attach. 3)	0.00	0.00
P. Purchases of Inventory (Attachment 3)	0.00	0.00
Q. Manufacturing Supplies	0.00	0.00
R. Repairs & Maintenance	0.00	0.00
S. Payments to Secured Creditors	0.00	0.00
T. Other Operating Expens: (See list attached) (Attach List)	2,652.38	4,141.52
6. TOTAL CASH DISBURSEMENTS	2,902.38	4,641.52
7. ENDING CASH BALANCE (Line 4 - Line 6)	18,726.58	18,726.58

I declare under penalty of perjury that this statement and the accompanying documents and reports are true and correct to the best of my knowledge and belief.

Dated this 13th day o of October 2003

J. John Wortman

Fortune Financial, Inc. Debtor in Possession Account # 4775200 SunTrust Bank
Receipts and Disbursements during October 2003

Receipts None

Disbursements

$5.99 SunTrust	10/21/03	Account Analysis Fee		
Check Number 1008	10/7/03	Allied Graphics	$296.39	Printing 8-K
Check Number 1009	10/28/03	U.S. Trustee	$250.00	Quarterly Fee
Check Number 1010	10/28/03	PriceWaterhouse	$2,350.00	U.S. Tax preparation fees

Total Disbursements $2,902.38